Exhibit (h)(xx)

FIFTH AMENDMENT TO

AMENDED AND RESTATED

FUND ADMINISTRATION AND ACCOUNTING SERVICES AGREEMENT

This Amendment is entered into as of September 11, 2019 (the “Amendment”), by and between Advisers Investment Trust (the “Trust”) on behalf of the series managed by J.O. Hambro Capital Management Limited and listed on Schedule D to the Administration Agreement (as defined below), a Delaware statutory trust, and The Northern Trust Company (“Northern”), an Illinois corporation

WHEREAS, the Trust and Northern are party to an Amended and Restated Fund Administration and Accounting Services Agreement, dated as of December 14, 2016 (as amended by Amendment to Amended and Restated Fund Administration and Accounting Services Agreement, dated as of March 31, 2017, as further amended by Amendment to Amended and Restated Fund Administration and Accounting Services Agreement, dated as of September 19, 2017, Amendment to Amended and Restated Fund Administration and Accounting Services Agreement, dated as of April 2, 2018 and Amendment to Amended and Restated Fund Administration and Accounting Services Agreement, dated as of September 20, 2018 and as otherwise amended, restated or otherwise modified from time to time prior to the date hereof, the “Administration Agreement”), wherein Northern agreed to provide certain services to the Trust; and

WHEREAS, in addition to the provisions contained in the Agreement, effective as of the date hereof, the Trust and Northern wish to make certain amendments to the Administration Agreement.

NOW THEREFORE, in consideration of the mutual agreements herein contained, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.     DEFINITIONS; INTERPRETATION.

(a)	Capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Administration Agreement.

(b)	The headings to the clauses of this Amendment shall not affect its interpretation.

2.     AMENDMENT.

(a)	Schedule A (Fees and Expenses) to the Administration Agreement is hereby amended as of October 1, 2019 by replacing such schedule with the Schedule A attached hereto.

3.    GOVERNING LAW. This Amendment shall be construed and the substantive provisions hereof interpreted under and in accordance with the laws of the State of Illinois.

4.    MISCELLANEOUS. This Amendment may be executed in any number of counterparts, each of which will be deemed an original, but all of which taken together shall constitute one single agreement between the parties. Except as provided herein, this Amendment may not be amended or otherwise modified except in writing signed by all the parties hereto.

5.    EFFECT OF AMENDMENT. All other terms and conditions set forth in the Administration Agreement shall remain unchanged and in full force and effect. On and after the date hereof, each reference to the Administration Agreement in the Administration Agreement and all schedules thereto shall mean and be a reference to the Administration Agreement as amended by this Amendment.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the Trust and Northern has caused this Amendment to be signed and delivered by its duly authorized representative.

ADVISERS INVESTMENT TRUST

By:	/s/ Barbara J. Nelligan
Name:	Barbara J. Nelligan
Title:	President

THE NORTHERN TRUST COMPANY

By:	/s/ Scott Denning
Name:	Scott Denning
Title:	Senior Vice President

SCHEDULE A

FEES AND EXPENSES

Fund Administration, and Accounting

A.	For the services rendered under this Agreement, the Fund shall cause to be paid to Northern out of the assets of the Fund the fees defined on this Fee Schedule.

B.

For the purpose of determining fees calculated as a function of the Fund’s assets, the value of the Fund’s assets and net assets shall be computed as required by its Prospectus, generally accepted accounting principles, and resolutions of the Fund’s Board of Directors/Trustees.

C.	Out-of-pocket expenses will be computed and billed by Northern and payable monthly by or on behalf of the Fund.

D.

N-PORT Fees will be computed and billed by Northern and payable monthly by or on behalf of the Fund commencing on the earlier of (i) the Form N-PORT compliance date for the Funds as required by the SEC; and (ii) the date when Northern begins to prepare the applicable forms for the Funds.

Fees:

Fund Administration and Accounting fee is a tiered fee based on total adviser complex level assets.

FUND ADMINISTRATION

Tier 1 First $200 million	-	7.75 basis points
Tier 2 Next $300 million	-	6.75 basis points
Tier 3 Next $500 million	-	5.75 basis points
Tier 4 Next $4 billion	-	4.75 basis points
Tier 5 Next $5 billion	-	2.75 basis points
Tier 6 Over $10 billion	-	2.25 basis points

Other Charges:

Form N-PORT (The applicable fee shall be determined based upon the level of service elected by the Funds and agreed by Northern.)	Fee
Equity Funds:
Core Services	$10,000 per fund
Premium Services (includes month-end liquidity bucket value per security, from data provider)	$11,000 per fund
Fixed Income Funds:
Core Services (includes security level risk metrics from data provider)	$14,000 per fund

Premium Services (includes month-end liquidity bucket value per security, from data provider)	$15,000 per fund

Form N-CEN	Fee
For Funds receiving Form N-PORT services	No charge

Form N-LIQUID	Fee
Filing Fee	$1,000 per filing

Out of Pocket Expenses:

Customary out of pocket expenses will apply. The list below is representative but not exhaustive.

Out of pocket expenses generally include:

•	Retention of records charges if it is a significant volume.

•	Additional pricing feeds – if per the direction of the Funds Northern Trust was required to obtain a pricing feed not already utilized by Northern Trust.

•	Special performance or financial reporting, if applicable.

•

Travel costs for attending Fund-related meetings, printing, copying and mailing costs for Fund-related documents; record retention for Fund-related documents; state and federal regulatory registration and filing fees or other expenses advanced by Foreside on behalf of the Fund.

•	Any other expenses approved by the Board.

Minimum Fees:

An annual minimum per fund fee for Northern Trust custody, fund accounting & administration, and transfer agency services is $160,000.

Payment Terms:

Fees will be invoiced at month-end for charges related to the previous month and payment is due within four (4) weeks of the original issuance of fee invoice.

Material Changes and Terms of Proposal:

The pricing outlined above is based on representations made by the Trust. Any changes to these representations that impact the assumptions used in our pricing will result in consideration of revisions to the pricing schedule, as mutually agreed to by Trust.

ADVISERS INVESTMENT TRUST		THE NORTHERN TRUST COMPANY

By:	/s/ Barbara J. Nelligan	By:	/s/ Scott Denning
Name:	Barbara J. Nelligan	Name:	Scott Denning
Title:	President	Title:	Senior Vice President